Exhibit 99
The Lorain National Bank 401(k) Plan

Financial Report
December 31, 2008

The Lorain National Bank 401(k) Plan

Contents

Report Letter	1

Statement of Net Assets Available for Plan Benefits	2

Statement of Changes in Net Assets Available for Plan Benefits	3

Notes to Financial Statements	4-11

Schedule of Assets Held at End of Year	Schedule 1

Schedule of Reportable Transactions	Schedule 2

Report of Independent Registered Public Accounting Firm
To the Plan Administrator
The Lorain National Bank 401(k) Plan
We have audited the accompanying statement of net assets available for plan benefits of The Lorain National Bank 401(k) Plan (the “Plan”) as of December 31, 2008 and 2007 and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the assets available for plan benefits of the Plan as of December 31, 2008 and 2007 and the changes in assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held at end of year December 31, 2008 and schedule of reportable transactions for the year ended December 31, 2008 are presented for the purpose of additional analysis and are not required parts of the basic financial statements but are supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
Columbus, Ohio
May 19, 2009

The Lorain National Bank 401(k) Plan

Statement of Net Assets Available for Plan Benefits

	December 31
	2008	2007
Assets
Cash	$31,867	$21,215
Investments — At fair value (Notes 3 and 5):
Nonparticipant-directed — Common stock — LNB Bancorp, Inc.	1,546,297	2,411,363
Participant-directed:
Short-term cash investments	255,913	99,318
Common collective trust funds	3,283,095	3,362,979
Participant loans	171,504	133,746

Total investments	5,256,809	6,007,406

Contribution receivable	—	3,172
Interest receivable	—	4,673

Total assets	5,288,676	6,036,466

Liabilities — Other expense payable	(938)	(1,359)

Net Assets Available for Plan Benefits at Fair Value	5,287,738	6,035,107

Adjustment from Fair Value to Contract Value for Interest in Common Collective Trust Funds Relating to Fully Benefit-responsive Investment Contracts	2,368	13,916

Net Assets Available for Plan Benefits	$5,290,106	$6,049,023

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Statement of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31
	2008	2007
Additions
Investment income (loss):
Dividends	$145,703	$123,909
Interest	13,079	13,895
Net depreciation in fair value of investments (Note 3)	(3,426,688)	(97,822)

Total investment (loss) income	(3,267,906)	39,982

Contributions:
Employer	400,158	278,614
Participants	753,615	745,848
Participant rollovers	46,301	133,655

Total contributions	1,200,074	1,158,117

Total additions — Net	(2,067,832)	1,198,099

Deductions
Distributions to participants	(1,120,052)	(779,027)
Other expense	(938)	(1,359)

Total deductions	(1,120,990)	(780,386)

Net (Decrease) Increase Before Other Changes	(3,188,822)	417,713

Transfers In (Note 7)	2,429,905	—

Net (Decrease) Increase in Net Assets Available for Plan Benefits	(758,917)	417,713

Net Assets Available for Plan Benefits — Beginning of year	6,049,023	5,631,310

Net Assets Available for Plan Benefits — End of year	$5,290,106	$6,049,023

See Notes to Financial Statements.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan
The following is a general description of The Lorain National Bank 401(k) Plan (the “Plan”). Participants should refer to the plan agreement for a more complete description of the Plan’s provisions.
General — The Plan is a defined contribution plan sponsored by The Lorain National Bank (the “Bank”), a wholly owned subsidiary of LNB Bancorp, Inc. (the “Bancorp” or the “Corporation”), covering substantially all employees of the Bank and related Bancorp affiliates for which the Bank acts as common paymaster. An employee is eligible to participate in the Plan after the attainment of age 19 and completion of 90 days of service, as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
Under the terms of the Plan, the Investment and Trust Services Division of the Bank acts as trustee for the Plan and, as such, provides oversight for a trust fund, which includes all of the Plan’s assets.
Contributions — The Plan allows participants to make pretax contributions up to the maximum dollar limits set by the IRS. Based on the number of hours worked or paid, certain participants in the Plan are eligible to receive employer contributions. Each year the employer will make a safe harbor matching contribution to the Plan equal to 3.0 percent of the employee’s annual compensation regardless of the employee’s participation in the Plan.
Employee contributions are invested according to participant investment elections for pretax contributions. If an employee has not made investment elections, the employee contributions will be invested in the State Street Global Advisors’ Moderate Strategic Balanced SL Fund (Growth & Income Asset Allocation Fund). Employer contributions are initially invested in LNB Bancorp, Inc. common

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
stock, but participants can then reallocate to other investment options.
To receive an employer contribution, a participant must be eligible to participate in the plan. A participant’s account also receives the employer contribution for the year in which the participant retires, becomes disabled, or dies.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 1 — Description of Plan (Continued)
Participant Accounts — Each participant’s account is credited with the participant’s contribution, the Bank’s contribution, and an allocation of plan earnings. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.
Forfeitures — At December 31, 2008 and 2007, there were no outstanding forfeited nonvested accounts. Forfeitures are used to reduce future employer contributions.
Vesting — Participants are immediately vested in their voluntary contribution and the employer’s contribution for the current plan year plus any earnings accrued thereon.
Payment of Benefits — Upon termination of service, the vested amount of the Bank’s contributions and earnings thereon is paid at the election of the participant in cash. Participants can elect to receive their voluntary contributions and earnings thereon in a single lump-sum cash payment or in substantially equal installments over a period of not more than the assumed life expectancy of the participant and the participant’s beneficiary.
Withdrawals — Aside from normal retirement distributions, in-service withdrawals relative to the pre-2000 after-tax savings and company match may be withdrawn at any time. In accordance with plan provisions, pretax savings may also be withdrawn for reasons of extreme financial hardship as defined under federal law. An employee can make only one withdrawal in any 12-month period, relative to the Stock Purchase Plan provision, of pre-2000 after-tax dollars and employer match.
Participant Loans — Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. The loans are secured by the balance in the participant’s account and are charged a

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
rate of interest commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through biweekly payroll deductions.
Termination — Although the Plan has not expressed the intent to do so, the Corporation has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA and its related regulations. In the event of a plan termination, participants will become 100 percent vested in their accounts.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 2 — Significant Accounting Policies
Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value, except for a common collective trust fund that invests in benefit-responsive investment contracts (commonly referred to as a stable value fund), which is valued at contract value. Contract value represents investments at cost plus accrued interest income less amounts withdrawn to pay benefits. The fair value of the stable value common collective trust fund is based on discounting the related cash flows of the underlying guaranteed investment contracts based on current yields of similar instruments with comparable durations. The interest-bearing cash and participant loans are valued at their outstanding balances, which approximate fair value. All other investments are valued based on quoted market prices.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires plan management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.
Administrative Expenses — The administrative expenses of the Plan are paid by the Bank.
Benefit Payments — Benefits are recorded when paid.
Risks and Uncertainties — The Plan provides for various investment options including any combination of common collective trust funds, LNB Bancorp, Inc. common stock, and other investment securities. The underlying investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statement of net assets available for benefits and participants’ individual account balances.
Concentration of Credit Risk — At December 31, 2008 and 2007, approximately 29 percent and 40 percent, respectively, of the Plan’s assets were invested in LNB Bancorp, Inc. common stock.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 3 — Investments
The following table presents the fair value of investments that represented 5 percent or more of the Plan’s assets at December 31, 2008 and 2007:

	2008	2007

Common stock — LNB Bancorp, Inc. - 294,532 and 164,597 common shares in 2008 and 2007, respectively**	$1,546,297	$2,411,363
Common collective trust funds:
State Street Global Advisors Growth & Income Fund #110	1,190,097	1,023,881
State Street Global Advisors S&P Mid-Cap Stock Fund #500	422,292	546,768
During the years ended December 31, 2008 and 2007, the Plan’s investments (including investments bought, sold, and held during the year) appreciated (depreciated) in value as follows:

	2008	2007

Common stock — LNB Bancorp, Inc.**	$(2,251,602)	$(246,814)
Common collective trust funds	(1,175,086)	148,992

Total	$(3,426,688)	$(97,822)

**	Nonparticipant-directed
Note 4 — Federal Income Taxes
The Internal Revenue Service issued its latest determination letter on January 27, 2003, which stated that the Plan and underlying trust, as designed, qualify under the applicable provisions of the Internal Revenue Code. In the opinion of the plan administrator, the Plan and its underlying trust have operated within the terms of the Plan and remain qualified under the applicable provisions of the Internal Revenue Code.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 5 — Party-in-interest Transactions
The following is a summary of transactions in common stock of LNB Bancorp, Inc., 100 percent owner of the Bank, during the years ended December 31, 2008 and 2007:

	Number
	of Shares	Fair Value

Balance at December 31, 2006	164,508	$2,640,353

Purchases	28,237	429,565
Rollovers received in-kind	1,038	16,629
Sales	(28,688)	(420,641)
Distributions in-kind	(498)	(7,729)
Net depreciation	—	(246,814)

Balance at December 31, 2007	164,597	2,411,363

Purchases	49,555	505,005
Sales	(65,462)	(622,283)
Distributions in-kind	(16,714)	(138,591)
Net depreciation	—	(2,251,602)
Transfers in from LNB ESOP	162,556	1,642,405

Balance at December 31, 2008	294,532	$1,546,297

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 6 — Assets Available for Distribution to Participants
The following is a summary of the assets available for distribution to participants as of December 31, 2008 and 2007:

	2008	2007

Assets payable to terminated participants	$851,098	$876,329
Assets available for continuing participants	4,439,008	5,172,694

Total	$5,290,106	$6,049,023

Note 7 — Plan Merger
Effective December 31, 2007, Lorain National Bank Employee Stock Ownership Plan, a plan sponsored by the Company, and Morgan Bank 401(k) Plan were merged with the Plan. In April, 2008, Lorain National Bank Employee Stock Ownership Plan assets of $1,644,703 and Morgan Bank 401(k) Plan assets of $785,202 were transferred into the Plan.
Note 8 — Fair Value
As of January 1, 2008, the Plan adopted Statement of Financial Accounting Standards No. 157, Fair Value Measurements (SFAS 157). SFAS 157 clarifies the definition of fair value, establishes a framework for measuring fair value, and expands the disclosures for fair value measurements. The standard applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS 157 are effective prospectively for periods beginning January 1, 2008 for financial assets. The implementation of the provisions of SFAS 157 for financial assets as of January 1, 2008 did not have a material impact on the Plan’s financial statements.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 8 — Fair Value (Continued)
SFAS 157 provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. In general, fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Plan has the ability to access. Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset or liability. In instances where inputs used to measure fair value fall into different levels of the fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Assets Measured at Fair Value on a Recurring Basis at December 31, 2008

	Quoted Prices in
	Active Markets for	Significant Other	Significant	Balance at
	Identical Assets	Observable Inputs	Unobservable Inputs	December 31,
	(Level 1)	(Level 2)	(Level 3)	2008

Common stock — LNB Bancorp, Inc.	$1,546,297	$—	$—	$1,546,297
Short-term cash investments	255,913	—	—	255,913
Common collective trust funds	—	3,283,095	—	3,283,095
Participant loans	—	—	171,504	171,504

Total	$1,802,210	$3,283,095	$171,504	$5,256,809

The Lorain National Bank 401(k) Plan

Notes to Financial Statements
December 31, 2008 and 2007
Note 8 — Fair Value (Continued)
The following table sets forth a summary of changes in the fair value of the Plan’s Level 3 investments for the year ended December 31, 2008:

Participant
Loans

Balance at December 31, 2007	$133,746
Purchases, sales, issuances, and settlements — Net	37,758

Balance at December 31, 2008	$171,504

Note 9 — Reconciliation to Form 5500
The net assets on the financial statements differ from the net assets on Form 5500 due to a common collective trust fund being recorded at contract value on the financial statements and at fair value on Form 5500. The net assets on the financial statements were higher than those on Form 5500 at December 31, 2008 and 2007 by $2,368 and $13,916, respectively. Additionally, the investment income on Form 5500 for the year ended December 31, 2008 is lower by $11,548.

The Lorain National Bank 401(k) Plan

Schedule of Assets Held at End of Year
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan No. 003
December 31, 2008

	(c)
(a)(b)	Description of Investment, Including		(e)
Identity of Issuer, Borrower,	Maturity Date, Rate of Interest,	(d)	Current
Lessor, or Similar Party	Collateral, Par, or Maturity Value	Cost	Value

LNB Bancorp, Inc.*	Common stock — 294,532 shares	$1,623,434	$1,546,297

State Street Global Advisors	Short Term Investment Fund #200	**	255,913

Lorain National Bank 401(k) Plan	Participant loans bearing interest at 4.75% to 9.25%	**	171,504

	Common collective trust funds:
State Street Global Advisors	Aggregate Bond Index Fund #310	**	27,188
State Street Global Advisors	Growth Fund #120	**	165,454
State Street Global Advisors	Growth & Income Fund #110	**	1,190,097
State Street Global Advisors	Income Plus Fund #100	**	61,309
State Street Global Advisors	International Stock Fund #600	**	142,195
State Street Global Advisors	Long Treasury Index Fund #300	**	141,873
State Street Global Advisors	NASDAQ 100 Stock Fund #520	**	138,789
State Street Global Advisors	Russell 2000 Stock Fund #510	**	202,515
State Street Global Advisors	S&P 500 Stock Fund #400	**	254,970
State Street Global Advisors	S&P Growth Stock Fund #420	**	131,486
State Street Global Advisors	S&P Mid-Cap Stock Fund #500	**	422,292
State Street Global Advisors	S&P Value Stock Fund #410	**	115,295
State Street Global Advisors	Stable Value Fund #210	**	257,195
State Street Global Advisors	US REIT Index Fund #530	**	32,437

	Total investments		$5,256,809

*	Party-in-interest

**	Cost information not required

Schedule 1	Page 1

The Lorain National Bank 401(k) Plan

Schedule of Reportable Transactions
Form 5500, Schedule H, Item 4i
EIN 34-0869480, Plan 003
Year Ended December 31, 2008

	(b)				(f)		(h)
	Description of Asset (Including	(c)	(d)	(e)	Expense	(g)	Current Value of	(i)
(a)	Interest Rate and Maturity	Purchase	Selling	Lease	Incurred with	Cost of	Asset on	Realized Net
Identity of Party Involved	in Case of a Loan)	Price	Price	Rental	Transaction	Asset	Transaction Date	Gain (Loss)

A series of transactions (Category (iii)) that, in the aggregate, amount to more than 5 percent of the beginning value of plan assets:

LNB Bancorp, Inc.*	LNB Bancorp, Inc. common stock:
	Purchases (38)	$505,005	$—	$—	$ —	$505,005	$505,005	$—
	Sales (75)	—	622,283	—	—	802,298	622,283	(180,015)
	Distributions in-kind (5)	—	138,591	—	—	203,627	138,591	(65,036)
	Transfers in from LNB ESOP (2)	1,642,405	—	—	—	1,642,405	1,642,405	—

*	Party-in-interest

Schedule 2	Page 1